QuickLinks -- Click here to rapidly navigate through this document

Dex Media Companies Report Fourth Quarter and
Full Year Financial Results

Strong Cash Flows Enable Dex Media East LLC and Dex Media West LLC
to Pay Down a Combined $405 Million of Debt in 2003

        DENVER—March 19, 2004—Dex Media, Inc. ("Dex Media"), the indirect parent of wholly-owned subsidiaries, Dex Media East LLC ("Dex Media East") and Dex Media West LLC ("Dex Media West"), collectively the "Companies," today announced results for the fourth quarter and full year 2003.

        Effective September 9, 2003, Dex Media consummated its acquisition of Dex West from Qwest Dex, Inc. Dex Media West results for the period from September 10, 2003, through December 31, 2003 ("West Successor Period"), have been combined with the results of its predecessor from January 1, 2003 through September 9, 2003 ("West Predecessor Period"), together the "West Combined Year 2003" in reporting the full year 2003 results of operations. The results of operations for Dex Media include those of Dex Media East for the full year and Dex Media West for the West Successor Period.

        For the fourth quarter 2003, on a combined basis, the Companies reported $375.8 million in revenue, a $26.5 million net loss and $194.5 million in Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA*"). On a combined basis, the Companies reported $410.3 million in revenue, excluding the effects of purchase accounting, and $219.1 million in EBITDA, as adjusted to exclude the effects of purchase accounting ("EBITDA, as adjusted*").

        For the full year 2003, including the West Predecessor Period, the Companies reported, on a combined basis, $1,513.0 million in revenue, $76.7 million in net income and $821.8 million in EBITDA*. On a combined basis and adjusted to exclude the effects of purchase accounting, the Companies reported $1,631.2 million in revenue and $907.3 million in EBITDA, as adjusted*.

        The Companies generated cash provided by operating activities of $136.4 million in the fourth quarter 2003 and $380.4 million for the full year 2003, which translated into free cash flow* of $121.5 million for the fourth quarter and $339.8 million for the full year 2003. This levered free cash flow, along with improvements in cash management processes, allowed the Companies to pay down aggregate debt of $175.3 million in the fourth quarter and $405.1 million for the full year 2003.

        "The fourth quarter culminated a year of both transition and accomplishment for Dex Media," said George Burnett, president and CEO. "From a financial standpoint, our performance was consistent with expectations: positive growth and strong free cash flow enabled us to prepay debt ahead of our intended targets. From an operational perspective, Dex Media established the stand-alone capabilities necessary to operate the business efficiently in addition to establishing the foundation for new production technology that we will implement this year. From a sales and marketing perspective, we were effective in selling our print/Internet bundle in preparation for our recent January 2004 launch of industry-leading local search capability through DexOnline.com."

Dex Media East Results

        As a result of the acquisition of Dex East's operations from Qwest Dex, Inc., results for 2003 are not comparable to 2002 due to purchase accounting, interest from acquisition debt, changes in the funding status of the pension plan and incremental stand-alone costs. For purposes of comparison, the period from January 1 to November 8, 2002 ("East Predecessor Period"), has been combined with the period from November 9 to December 31, 2002, ("East Successor Period"), together the "East Combined Year 2002". In addition, the period from October 1 to November 8, 2002, has been combined with the East Successor Period as the "East Combined Fourth Quarter 2002".

        Dex Media East reported fourth quarter 2003 and full year 2003 revenue of $176.4 million and $668.8 million, respectively. Excluding the effects of purchase accounting, fourth quarter revenue was $177.1 million and full year 2003 revenue was $713.2 million, an increase over 2002 revenue of 2.0 percent and 3.4 percent, respectively.

        Fourth quarter 2003 net loss was $10.6 million, compared to a net loss of $12.9 million for the East Combined Fourth Quarter 2002. For the full year 2003, the net loss was $41.8 million compared to net income of $129.0 million for the East Combined Year 2002.

        Dex Media East also reported EBITDA* of $91.9 million for the fourth quarter and $354.0 million for the full year 2003. EBITDA, as adjusted*, was $92.3 million for the fourth quarter and $386.8 million for the full year 2003. This compares to EBITDA, as adjusted* of $86.3 million for the East Combined Fourth Quarter 2002 and $404.4 million for the East Combined Year 2002.

        Consistent with its commitment under the original financing arrangements, Dex Media East incurred one-time, non-operating financing expenses associated with Dex Media's acquisition of Dex West. These commitment fees were accrued by Dex Media East until the closing of the acquisition of Dex West on September 9, 2003. At that time the fees were paid by Dex Media West and Dex Media East was relieved of its obligation. These one-time financing fees of $11.7 million for the full year 2003 are included in EBITDA* and EBITDA, as adjusted*, for Dex Media East. Included in EBITDA* and EBITDA, as adjusted*, for each of the East Combined Fourth Quarter 2002 and the East Combined Year 2002, were one-time financing fees of $2.6 million.

        Dex Media East also reported cash provided by operating activities of $27.0 million in the fourth quarter and $209.5 million for the full year 2003, which translated into levered free cash flow* of $20.6 million in the fourth quarter 2003 and $179.3 million for the full year 2003. This levered free cash flow, along with improvements in cash management processes, enabled Dex Media East to make voluntary repayments under its credit facility in the quarter of $80.3 million, bringing the total repayments to $230.1 million for the full year 2003.

Operating Results

        The acquisition was accounted for under the purchase method of accounting in accordance with Generally Accepted Accounting Principles ("GAAP"). Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition date were not carried over to Dex Media East's balance sheet. The impact of this non-cash adjustment was to reduce fourth quarter 2003 revenue and cost of revenue by $0.7 million and $0.3 million, respectively. The impact on the full year 2003 was a reduction in revenue of $44.4 million and in cost of revenue of $11.6 million. The purchase method of accounting will not affect Dex Media East's revenue or directory costs in periods subsequent to the fourth quarter of 2003.

        The following tables present certain year-over-year fourth quarter and year-over-year results (in millions):

Dex Media East	For the Three Months Ended Dec. 31, 2003	Combined Fourth Quarter 2002	% Change
Revenue	$176.4	$132.2	33.4%
Revenue, excluding purchase accounting	177.1	173.7	2.0%
Cost of revenue	54.3	41.8	29.9%
Cost of revenue, excluding purchase accounting	54.6	52.4	4.2%
General & administrative expense	29.5	28.0	5.4%
Other expense/(income)	0.7	7.0	-90.0%
EBITDA*	91.9	55.4	65.9%
EBITDA, as adjusted*	92.3	86.3	7.0%
Dex Media East	For the Year Ended Dec. 31, 2003	Combined Year 2002	% Change
Revenue	$668.8	$648.0	3.2%
Revenue, excluding purchase accounting	713.2	689.5	3.4%
Cost of revenue	201.7	197.3	2.2%
Cost of revenue, excluding purchase accounting	213.3	207.9	2.6%
General & administrative expense	101.2	70.1	44.4%
Other expense/(income)	11.9	7.1	67.6%
EBITDA*	354.0	373.5	-5.2%
EBITDA, as adjusted*	386.8	404.4	-4.4%

        Growth in revenue for the fourth quarter and for the full year 2003 was due primarily to growth in local sales, driven in part by a successful rollout of a print/Internet bundled offering and strong sales of new products. The 2003 gross margin was up slightly year-over-year, as the cost of revenue represented only 29.9 percent of revenue, adjusted to exclude the effects of purchase accounting, compared to 30.2 percent of revenue, adjusted to exclude the effects of purchase accounting, for the Combined Year 2002.

        For the full year 2003, general and administrative expense represented 14.2 percent of revenue, adjusted to exclude the effects of purchase accounting, compared to 10.2 percent of revenue, adjusted to exclude the effects of purchase accounting, for the Combined Year 2002. Growth in general and administrative expense for the full year was primarily due to increased costs resulting from operating as a separate entity from Qwest. The overall increased costs in 2003 included incremental salaries and wages related to building a staff in areas such as treasury, human resources and information technology and an increase in pension expense of $8.7 million (all non-cash) related to the absence of pension credits, which were generated in 2002 from Qwest's over-funded pension plan. The increase is also partially attributable to costs associated with the separation from Qwest, including up to $5.3 million of professional services costs. Additionally, in connection with transitioning to a stand-alone entity in 2003, Dex Media East made an incremental investment in the business of $8.0 million by increasing advertising expenditures. Finally, bad debt expense increased in 2003 by $8.5 million or 1.1 percent of revenue, adjusted to exclude the effects of purchase accounting.

* Non-GAAP financial measures

        In addition to disclosing financial results that are determined in accordance with GAAP, Dex Media East also discloses EBITDA; EBITDA, as adjusted; and levered free cash flow, all of which are non-GAAP measures. Management believes that providing this additional information to investors regarding Dex Media East's ability to meet debt service, capital expenditures and working capital requirements enables investors to better assess and understand operating performance. Dex Media East does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define the measures differently.

        The most directly comparable GAAP measure to EBITDA and EBITDA, as adjusted, is net (loss) income. EBITDA and EBITDA, as adjusted, are reconciled to net (loss) income as follows (in millions):

	For the Three Months Ended Dec. 31		For the Year Ended Dec. 31
Dex Media East	2003	Combined Year 2002	2003	Combined Year 2002
Net (loss) income	$(10.6)	$(12.9)	$(41.8)	$129.0
Depreciation and amortization	2.3	2.5	10.4	10.7
Amortization of intangibles	53.6	31.8	214.4	31.8
Interest expense—net	52.4	42.3	197.6	114.2
Income tax (benefit) provision	(5.8)	(8.3)	(26.6)	87.8

EBITDA	91.9	55.4	354.0	373.5
Effects of purchase accounting:
Revenue	0.7	41.5	44.4	41.5
Cost of revenue	(0.3)	(10.6)	(11.6)	(10.6)

EBITDA, as adjusted	$92.3	$86.3	$386.8	$404.4

        The most directly comparable GAAP measure to levered free cash flow is cash provided by operating activities. Levered free cash flow is reconciled to cash provided by operating activities as follows (in millions):

Dex Media East	For the Three Months Ended Dec. 31 2003	For the Year Ended Dec. 31 2003
EBITDA, as adjusted	$92.3	$386.8
Non-cash operating expenses	7.0	23.5
Changes in working capital from operations	3.9	(17.9)
Cash paid interest	(76.2)	(182.9)

Cash provided by operating activities	27.0	209.5
Capital expenditures	(6.4)	(30.2)

Levered free cash flow	$20.6	$179.3

        In addition to its levered free cash flow in the fourth quarter, Dex Media East generated $19.1 million in cash flow from investing activities, consisting of $17.1 million attributable to the sale of a partnership interest it acquired in the acquisition of Dex East from Qwest Dex, Inc. and a release of escrow proceeds of $2.0 million, which were used to prepay its debt.

Dex Media West Results

        As a result of the acquisition of Dex West's operations from Qwest Dex, Inc., results for 2003 are not comparable to 2002 due to purchase accounting, interest from acquisition debt, changes in the funding status of the pension plan and incremental stand alone costs.

        Dex Media West reported fourth quarter 2003 and West Combined Year 2003 revenue of $199.4 million and $844.2 million, respectively. Excluding the effects of purchase accounting, fourth quarter revenue was $233.1 million and West Combined Year 2003 revenue was $918.0 million, an increase over comparable periods in 2002 of 2.5 percent and 2.0 percent, respectively.

        Fourth quarter 2003 net loss was $10.4 million, compared to net income of $54.3 million for the fourth quarter of 2002. Net income for West Combined Year 2003 was $123.9 million compared to net income of $227.3 million for 2002.

        Dex Media West reported EBITDA* of $102.4 million for the fourth quarter and $467.8 million for the West Combined Year 2003. EBITDA, as adjusted* was $126.5 million for the fourth quarter and $520.5 million for the West Combined Year 2003, respectively. This compares to EBITDA, as adjusted* of $127.3 million for the fourth quarter 2002 and $524.7 million for the full year 2002.

        Dex Media West also reported cash provided by operating activities of $109.4 million in the fourth quarter and $170.9 million for the West Successor Period, which resulted in levered free cash flow* of $100.9 million for the fourth quarter 2003 and $160.5 million for the West Successor Period. This enabled Dex Media West to make voluntary repayments under its credit facility in the quarter of $95.0 million, bringing the total repayments to $175.0 million since the acquisition from Qwest Dex, Inc. on September 9, 2003.

Operating Results

        As with Dex Media East, the acquisition of Dex West has been accounted for under the purchase method of accounting in accordance with GAAP. The effect of this accounting treatment was to reduce deferred revenue by $120.6 million and the related deferred costs by $31.6 million that otherwise would have been recognized during the 12 months subsequent to the acquisition date. These purchase accounting adjustments are non-recurring and will have no effect on cash flow.

        The impact of this non-cash adjustment was to reduce fourth quarter revenue and cost of revenue by $33.7 million and $9.6 million, respectively. The impact for the full West Successor Period in 2003 was $73.8 million and $21.1 million, respectively.

        The following tables present certain year-over-year fourth quarter and full year results (in millions):

	For the Three Months Ended December 31,
Dex Media West	2003	Predecessor 2002	% Change
Revenue	$199.4	$227.4	-12.3%
Revenue, excluding purchase accounting	233.1	227.4	2.5%
Cost of revenue	58.8	71.2	-17.4%
Cost of revenue, excluding purchase accounting	68.4	71.2	-3.9%
General & administrative expense	38.2	30.0	27.3%
EBITDA*	102.4	127.3	-19.5%
EBITDA, as adjusted*	126.5	127.3	-0.6%
	For the Year Ended December 31,
Dex Media West	Combined Year 2003	Predecessor 2002	% Change
Revenue	$844.2	$900.2	-6.2%
Revenue, excluding purchase accounting	918.0	900.2	2.0%
Cost of revenue	256.9	281.8	-8.8%
Cost of revenue, excluding purchase accounting	278.0	281.8	-1.3%
General & administrative expense	119.5	93.7	27.5%
EBITDA*	467.8	524.7	-10.8%
EBITDA, as adjusted*	520.5	524.7	-0.7%

        Dex Media West's growth in revenue for the fourth quarter 2003 and for the Combined Year 2003 was due primarily to local sales. Much of that growth was driven by a successful rollout of a bundled print/Internet product and strong sales of new products. Gross margin, excluding the effects of purchase accounting, increased slightly for the Combined Year 2003. Cost of revenue represented 30.3 percent of revenue, excluding the effects of purchase accounting, for the Combined Year 2003, compared to 31.3 percent of revenue for the full year 2002.

        For the Combined Year 2003, general and administrative expense represented 13.0 percent of revenue, adjusted to exclude the effects of purchase accounting, compared to 10.4 percent of revenue, adjusted to exclude the effects of purchase accounting, for the full year 2002. Growth in general and administrative expense for the full year was primarily due to increased costs resulting from operating as a separate entity from Qwest. Such costs include higher pension expense of $5.9 million (all non-cash) related to the absence of pension credits, which were generated in 2002 from Qwest's over-funded pension plan. Incremental salaries and wages related to building a staff in areas such as treasury, human resources and information technology, allocated from Dex Media East to Dex Media West, were the result of operating as a stand-alone entity. Finally, Dex Media West made an incremental investment in the business of $12.2 million in advertising expenditures.

* Non-GAAP financial measures

        In addition to disclosing financial results that are determined in accordance with GAAP, Dex Media West also discloses EBITDA; EBITDA, as adjusted; and levered free cash flow, all of which are non-GAAP measures. Management believes that providing this additional information enables investors to better assess and understand operating performance, including capital expenditures, working capital requirements and Dex Media West's ability to meet debt service. Dex Media West does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define the measures differently.

        The most directly comparable GAAP measure to EBITDA and EBITDA, as adjusted, is net (loss) income. EBITDA and EBITDA, as adjusted, are reconciled to net (loss) income as follows (in millions):

	For the Three Months Ended Dec. 31			For the Year Ended Dec. 31
			West Successor Period 2003
Dex Media West	2003	2002		Combined Year 2003	2002
Net (loss) income	$(10.4)	$54.3	$(27.8)	$123.9	$227.3
Depreciation and amortization	4.4	2.2	5.0	13.1	15.9
Amortization of intangibles	61.6	—	75.7	75.7	—
Interest expense—net	53.3	36.4	69.8	181.2	143.3
Income tax provision	(6.5)	34.4	(17.7)	73.9	138.2

EBITDA	102.4	127.3	105.0	467.8	524.7
Effects of purchase accounting:
Revenue	33.7	—	73.8	73.8	—
Cost of revenue	(9.6)	—	(21.1)	(21.1)	—

EBITDA, as adjusted	$126.5	$127.3	$157.7	$520.5	$524.7

        The most directly comparable GAAP measure to levered free cash flow is cash provided by operating activities. Levered free cash flow is reconciled to cash provided by operating activities as follows (in millions):

Dex Media West	For the Three Months Ended Dec. 31 2003	West Successor Period 2003
EBITDA, as adjusted	$126.5	$157.7
Non-cash operating expenses	5.5	10.1
Changes in working capital from operations	(9.2)	17.4
Cash paid interest	(13.4)	(14.3)

Cash provided by operating activities	109.4	170.9
Capital expenditures	(8.5)	(10.4)

Levered free cash flow	$100.9	$160.5

        In addition to its levered free cash flow in the West Successor Period, Dex Media West generated $30.1 million in cash flow from the working capital contribution related to the transaction, which was used to prepay its debt.

Dex Media, Inc. Results

        Dex Media consolidates the operations of its indirect wholly-owned subsidiaries, Dex Media East and Dex Media West, but has no business operations of its own. The financial results of Dex Media include those of the West Successor Period combined with the results of Dex Media East for the full year 2003.

        In November 2003, Dex Media completed a notes offering of $889.0 million consisting of $500.0 million of 8% notes due 2013 and $389.0 million in principal at maturity ($250.2 million in gross proceeds) of 9% discount notes due 2013. The proceeds from the offerings were used to pay a dividend to Dex Media's shareholders. In conjunction with the notes offering, Dex Media incurred financing costs that have been capitalized. These costs will be amortized over the life of the underlying debt. For the fourth quarter and full year of 2003, Dex Media, excluding the results of its Dex Media East and Dex Media West subsidiaries reported a net loss of $5.4 million. This net loss was comprised of accreted and accrued interest on the notes and the discount notes as well as the amortization of deferred financing costs, and is net of related income tax effects. As all expenses were non-cash, Dex Media reported no cash flows from operations and no levered free cash flow for either the fourth quarter or the full year 2003.

Other Financial and Operational Highlights

        Fourth quarter 2003 and full year 2003 highlights include:

  •
  With the successful implementation of a payroll system in the fourth quarter, Dex Media cancelled its ninth and final Transition Service Agreement with Qwest.

  •
  Dex Media successfully completed negotiations of a new, three-year contract with the Communications Workers of America, which was ratified by union membership in the fourth quarter 2003.

  •
  Helen Cousins, former CIO of Cendant Corporation, was appointed Chief Information Officer in November 2003.

  •
  Preparations for the 2004 conversion to Amdocs technology, replacing Dex Media's legacy production system with a platform that will automate and integrate directory production, continued to track on schedule and budget.

  •
  Dex Media continued to market and sell new products and directories, including bilingual Yellow Pages, which helped offset general economic weakness.

  •
  Effective marketing and sales of Dex Media's print/Internet bundle continued, in preparation for a January 2004 launch of local search capability through DexOnline.com.

About Dex Media, Inc.

        Dex Media, Inc. is the indirect parent company of Dex Media East LLC and Dex Media West LLC. Dex Media, Inc., through its subsidiaries, provides local and national advertisers with industry-leading directory, Internet and direct marketing solutions. As the exclusive, official publisher for Qwest Communications International Inc., Dex Media published 259 directories in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming in 2003. As the world's largest privately owned incumbent directory publisher, Dex Media produces and distributes 43 million print directories and CD ROMs. Its Internet directory, DexOnline.com (formerly QwestDex.com), receives more than 96 million annual searches.

About Dex Media East

        Dex Media East provides local and national advertisers with industry-leading directory, Internet and direct marketing solutions. As the exclusive, official publisher for Qwest Communications International Inc., Dex Media East published 147 directories in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota in 2003. As the sixth largest U.S. directory publisher, Dex Media East distributes 20 million print directories, reaching customers with accurate, complete and trusted information. Our information is also available online at DexOnline.com and on CD-ROM.

About Dex Media West

        Dex Media West provides local and national advertisers with industry-leading directory, Internet and direct marketing solutions. As the exclusive, official publisher for Qwest Communications International Inc., Dex Media West published 112 directories in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming in 2003. As the fourth largest U.S. directory publisher, Dex Media West distributed 23 million print directories, reaching customers with accurate, complete and trusted information. Our information is also available online at DexOnline.com and on CD-ROM.

Fourth Quarter Conference Call

        A conference call will be held Friday, March 19, 2004, at 11 a.m. Eastern Standard Time. Dex Media East earnings results will be reported from approximately 11a.m.-11:20 a.m. Dex Media West earnings results will be reported from approximately 11:20 a.m.-11:40 a.m. Dex Media, Inc. earnings results will begin at approximately 11:40 a.m., followed by a question and answer session at approximately 11:45 a.m.

        The domestic dial-in number is 800-894-5910 and the international number is 785-424-1052. Dex Media is the password. Please call 10 minutes in advance to facilitate an on-time start. The call will be broadcast on Dex Media's web site at www.dexmedia.com.

        Please note:    All statements made by Dex Media officers on this call are the property of Dex Media and subject to copyright protection. Recording of the call is prohibited without the express written consent of Dex Media.

Safe Harbor for Forward-Looking and Cautionary Statements

        Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Companies to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

        The following important factors could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in the Companies' cash flow that could impair the Companies' ability to service its debt obligations; the Companies' high level of indebtedness; and risks related to the start-up of new print or internet directories and media services.

        Other factors which could materially affect such forward-looking statements can be found in Dex Media East LLC's and Dex Media West LLC's Registration Statements on Form S-4, including risk factors. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Companies undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:
Pat Nichols	Brooke Martellaro
303-784-1555	303-784-1197
pat.nichols@dexmedia.com	brooke.martellaro@dexmedia.com

###

QuickLinks

Dex Media Companies Report Fourth Quarter and Full Year Financial Results